UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2019

DCP Holding Company

(Exact name of registrant as specified in its charter)

Ohio	000-51954	20-1291244

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonville, Ohio	45241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 554-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

None	Not applicable	None

Item 2.01. Completion of Acquisition or Disposition of Assets.

Effective on June 27, 2019, DCP Holding Company (“DCP”), which does business as The Dental Care Plus Group, was acquired by DentaQuest, LLC through a merger in which a newly formed subsidiary of DentaQuest (the “Merger Sub”) merged into DCP, with DCP continuing as a wholly owned subsidiary of DentaQuest on the terms and conditions of the merger agreement the parties entered into on March 12, 2019. The descriptions of the merger agreement and the transactions contemplated thereby contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by the full and complete text of the merger agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 14, 2019 and is incorporated herein by reference.

Pursuant to that merger agreement, DentaQuest will pay merger consideration totaling $41.5 million in cash which, after payment of unpaid indebtedness, transaction expenses and certain adjustments, will be distributed to the holders of DCP’s outstanding Common Shares and restricted share units (“RSUs”). In addition, DCP is separately paying a special cash dividend to the holders of the Common Shares and RSUs totaling approximately $7.2 million.

As a result of the merger, record holders of DCP’s Common Shares will receive total cash consideration of approximately $2,989 for each outstanding Common Share owned, comprised of approximately $2,527 per share payable by DentaQuest, plus a special dividend of approximately $462 per share to be paid by DCP immediately before the merger becomes effective. Each RSU will entitle the holder to receive a cash payment equal to approximately $2,989, less withholding taxes. Dollar amounts per share have been rounded to the nearest whole number.

US Bank is serving as the paying agent and will distribute payment of the merger consideration to which DCP shareholders are entitled to receive from DentaQuest. Within five business days after the effective time of the merger, US Bank will mail transmittal materials to each record holder of Common Shares, including a letter of transmittal and instructions for making proper delivery of stock certificates representing Common Shares (or lost certificate affidavits in lieu of stock certificates) to US Bank. A DCP shareholder will only become entitled to receive payment of the merger consideration upon the delivery of a stock certificate representing his or her Common Shares (or a lost certificate affidavit) to US Bank together with the properly completed and validly executed transmittal materials and any other reasonably required documentation. Delivery of Common Shares will be effective only upon proper delivery of the stock certificate representing those Common Shares, or a properly completed lost certificate affidavit, to US Bank.

DCP will deliver payment of the special cash dividend directly to the record holders of Common Shares shortly after the effective time of the merger.

Following the merger, the Common Shares will be deregistered under the Securities Exchange Act of 1934, as amended, and DCP will no longer file periodic reports with the Securities and Exchange Commission.

Item 5.01. Changes in Control of Registrant.

As a result of the Merger, a change in control of DCP occurred, and DCP is now a wholly owned subsidiary of DentaQuest.

The total amount of funds used to complete the merger and related transactions and pay related fees and expenses was approximately $41.5 million, which was funded through DentaQuest’s cash on hand. In addition, DCP is separately paying a special cash dividend to the holders of the Common Shares and RSUs totaling approximately $7.2 million using DCP’s cash on hand.

The information set forth under Item 2.01 is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the merger, at the effective time of the merger (the “Effective Time”), with the exception of Robert C. Hodgkins, Jr., who became a director of DCP as of the Effective Time and remains as the President and Chief Executive Officer of DCP, all of the directors and executive officers of DCP immediately prior to the Effective Time ceased serving as directors and executive officers of DCP, and DentaQuest, LLC caused the election of the directors and the appointment of the executive officers of DCP.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger between DentaQuest, LLC and DCP Holding Company, dated as of March 12, 2019*

*Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 14, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company

Date: June 27, 2019	/s/ Robert C. Hodgkins, Jr.
President, and Chief Executive Officer